                                                               EXHIBIT (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                           DIXON TICONDEROGA COMPANY

                                       AT
                              $7.00 NET PER SHARE
                                       BY

                           PENCIL ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
              F.I.L.A. -- FABBRICA ITALIANA LAPIS ED AFFINI S.P.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, FEBRUARY 7, 2005, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 16, 2004 (THE "MERGER AGREEMENT"), BY AND AMONG
F.I.L.A. -- FABBRICA ITALIANA LAPIS ED AFFINI S.P.A. (THE "PARENT"), PENCIL ACQUISITION CORP. ("MERGER SUB") AND DIXON TICONDEROGA COMPANY (THE "COMPANY" OR "DIXON"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE (THE "SHARES"), OF THE COMPANY WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY PARENT AND MERGER SUB INCLUDING SHARES BEING SOLD TO MERGER SUB PURSUANT TO THE STOCK PURCHASE AGREEMENT DATED DECEMBER 16, 2004 AMONG MERGER SUB AND CERTAIN STOCKHOLDERS OF THE COMPANY, REPRESENT AT LEAST 66 2/3% OF THE THEN OUTSTANDING SHARES. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 14 -- "CONDITIONS OF THE OFFER."
                             ---------------------
    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (I) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, THE MERGER, AND THE STOCK PURCHASE AGREEMENT (AS DEFINED HEREIN), AND (III) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                             ---------------------
                                   IMPORTANT

    Any stockholder of the Company wishing to tender shares in the Offer must
(i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in
Section 3 -- "Procedures for Accepting the Offer and Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

    Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in
Section 3 -- "Procedures for Accepting the Offer and Tendering Shares."

    Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.
             The date of this Offer to Purchase is January 7, 2005

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
Summary Term Sheet................................................  S-1
Introduction......................................................    1
The Tender Offer..................................................    3
 1.   Terms of the Offer..........................................    3
 2.   Acceptance for Payment and Payment for Shares...............    5
 3.   Procedures for Accepting the Offer and Tendering Shares.....    6
 4.   Withdrawal Rights...........................................    9
 5.   Certain United States Federal Income Tax Consequences.......   10
 6.   Price Range of Shares; Dividends............................   11
 7.   Certain Information Concerning the Company..................   11
 8.   Certain Information Concerning Parent and Merger Sub........   13
 9.   Source and Amount of Funds..................................   14
10.   Background of the Offer; Past Contacts or Negotiations With
      the Company.................................................   15
11.   The Merger Agreement and Related Agreements.................   16
12.   Purpose of the Offer; Plans for the Company.................   27
13.   Effect of the Offer on the Market for the Shares;
      Registration Under the Exchange Act.........................   29
14.   Conditions of the Offer.....................................   30
15.   Certain Legal Matters; Regulatory Approvals.................   31
16.   Fees and Expenses...........................................   32
17.   Miscellaneous...............................................   33
Schedule I -- Directors and Executive Officers of Parent and
  Merger Sub......................................................   34

                               SUMMARY TERM SHEET

Securities Sought:               All outstanding shares of common stock of Dixon
                                 Ticonderoga Company.

Price Offered Per Share:         $7.00

Scheduled Expiration Date:       February 7, 2005 at 5:00 p.m. (New York City
                                 time).

Purchaser:                       Pencil Acquisition Corp., a wholly owned
                                 subsidiary of F.I.L.A. -- Fabbrica Italiana
                                 Lapis ed Affini S.p.A.

Minimum Condition:               Together with the shares purchased pursuant to
                                 the Stock Purchase Agreement, at least 66 2/3% of the outstanding shares. As of January 7, 2005, the required minimum number of shares would be 2,138,597 shares.

Stock Purchase Agreement:        Certain officers and directors, and their
                                 affiliates, of Dixon have agreed to sell to Pencil Acquisition Corp. an aggregate of 911,824 shares of Dixon Common Stock beneficially owned by them at the same offer price simultaneously with the purchase of shares pursuant to the Offer.

Dixon Board Recommendation:      Dixon's Board of Directors unanimously
                                 recommends that Dixon stockholders tender into the Offer.

     The following are some of the questions you, as a stockholder of Dixon, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase, the Letter of Transmittal, and Dixon's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you with these materials, because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase, the Letter of Transmittal, and the Schedule 14D-9.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Pencil Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the outstanding common stock of Dixon. We are a wholly owned subsidiary of F.I.L.A. -- Fabbrica Italiana Lapis ed Affini S.p.A.. ("Fila"), a privately held Italian corporation. See the "Introduction" to this Offer to Purchase and Section 8 -- "Certain Information Concerning Parent and Merger Sub."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding shares of common stock of Dixon. See the "Introduction" to this Offer to Purchase and Section 1 -- "Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $7.00 per share, net to you, in cash, without interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase. Payments made to you in connection with the offer or the merger may also be subject to "backup withholding" at a rate of 28%, if certain requirements are not met. See Section 5 -- "Certain United States Federal Income Tax Consequences."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. Fila obtained from Banca Intesa S.p.A. all necessary funds to purchase the shares. Fila will contribute such funds to Merger Sub prior to the expiration of the Offer. The offer is not conditioned upon any financing arrangements or any financing condition. See Section 9 -- "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     No. We do not believe our financial condition is relevant to your decision whether to accept the offer and tender your shares because:

     - the offer is being made for all outstanding shares solely for cash;

     - we, through Fila, will have sufficient funds available to purchase all shares validly tendered in the offer;

     - the offer is not subject to any financing condition; and

     - if we consummate the offer, we will acquire all remaining shares for the same cash price per share in the merger.

See Section 9 -- "Source and Amount of Funds."

WHAT DOES THE DIXON BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the offer pursuant to the merger agreement, which has been approved by the board of directors of Dixon Ticonderoga Company. The board of directors of Dixon unanimously (1) determined that the terms of the offer and the merger are fair to and in the best interests of the stockholders of Dixon,
(2) approved the merger agreement, the offer, the merger, and the Stock Purchase Agreement (discussed below) and (3) recommended that Dixon's stockholders accept the offer and tender their shares pursuant to the offer. See the "Introduction" to this Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have until at least 5:00 p.m., New York City time, on Monday, February 7, 2005, to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 -- "Terms of the Offer" and Section
3 -- "Procedures for Accepting the Offer and Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We have agreed in the merger agreement that:

     - In our sole discretion, we have the right to extend the offer for one 10 business day period for any reason.

     - At the request of Dixon, we will extend the offer for one or more periods of 10 business days each, but in no event beyond March 1, 2005 (the "Outside Date"), if all the conditions to our obligations to pay for the shares are not satisfied or, to the extent permitted by the merger agreement, waived at or prior to the time the offer otherwise would expire, except to the extent any such conditions that have not been waived are incapable of being satisfied.

     - Without the consent of Dixon, we may extend the offer beyond the scheduled expiration date for such period, but in no event beyond the Outside Date, as we believe necessary to cause the conditions to be satisfied. The Offer may be extended if the number of shares of Company Common Stock validly tendered and not withdrawn prior to the final expiration of the Offer, together with the shares of Company Common Stock then beneficially owned by Fila or its affiliates (including, without limitation, the shares of Company Common Stock to be sold to Merger Sub pursuant to the Stock Purchase Agreement), represents more than 66 2/3%, but less than 90% of the shares of Company

       Common Stock then outstanding and the Schedule 14C Information Statement, as filed with the SEC, would not be permitted by applicable SEC rules to be mailed to the Company's stockholders immediately after the offer is consummated.

     - Without the consent of Dixon, we may extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the offer.

     - Without the consent of Dixon, we may extend the offer on up to two occasions of 10 business days each beyond the latest expiration date that would be otherwise permitted as described above but in no event beyond the Outside Date if, on such date, all of the conditions to our obligation to accept for payment and pay for the shares are satisfied or, to the extent permitted by the merger agreement waived, but the number of shares validly tendered and not withdrawn pursuant to the offer, together with the Company shares then beneficially owned by us including the shares to be purchased by us pursuant to the stock purchase agreement, represents less than 90% of the outstanding shares of the Company. In the event we extend the offer in accordance with the foregoing sentence, we have agreed to waive any material adverse effect or breach of any representation or warranty that arises from any event occurring during such extension.

     - If the minimum condition discussed below is satisfied, without the consent of Dixon, we may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of not less than three or more than twenty business days beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration.

See Section 1 -- "Terms of the Offer" of this Offer to Purchase for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform Registrar and Transfer Company (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., Eastern time, on the next business day after the day on which the offer was scheduled to expire. See Section
1 -- "Terms of the Offer."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The most significant conditions to the offer are that:

     - We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the offer, including the shares to be purchased by us pursuant to the stock purchase agreement, represents at least 66 2/3% of the then outstanding shares. We call this condition the "minimum condition."

     - We are not obligated to purchase shares that are validly tendered if any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions has materially adversely affected or would reasonably be expected to materially adversely affect the results of operations, financial condition, or business of the Company and its subsidiaries, taken as a whole.

     - We are not obligated to purchase shares that are validly tendered if there is any judgment, order, decree, statute, law, ordinance, rule, or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity or other legal restraint or prohibition in effect preventing the consummation of the offer.

     - We are not obligated to purchase shares that are validly tendered if the board of directors of Dixon has withdrawn or modified or changed in an adverse manner its recommendation of the offer and the merger or recommended to Dixon's stockholders an alternative acquisition proposal.

     - We are not obligated to purchase shares that are validly tendered if Dixon has breached or failed in any material respect to perform or comply with its agreements under the merger agreement or its representations and warranties under the merger agreement are not true in all material respects.

     The offer is also subject to a number of other conditions. We can waive some of the conditions to the offer without Dixon's consent. We cannot, however, waive the minimum condition without Dixon's consent. See Section
14 -- "Conditions of the Offer." The Offer is not conditional on Fila or Pencil Acquisition Corp. obtaining financing.

HOW DO I TENDER MY SHARES?

     To tender shares that are registered in your name, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Registrar and Transfer Company, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a dealer, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three American Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section
3 -- "Procedures for Accepting the Offer and Tendering Shares."

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by 5:00 p.m., New York City time, on Monday, February 7, 2005, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is provided. See Section 4 -- "Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary during the period that you still have the right to withdraw shares. See Section
4 -- "Withdrawal Rights."

HAVE ANY STOCKHOLDERS OF DIXON AGREED TO TENDER THEIR SHARES?

     Yes. Stockholders owning approximately 28% of the outstanding shares of Dixon have entered into a Stock Purchase Agreement with us and Fila. Pursuant to the Stock Purchase Agreement, these stockholders have agreed to sell their shares to Pencil Acquisition Corp. simultaneously with the purchase of shares pursuant to the offer, to vote their shares in favor of the approval and adoption of the merger agreement, to grant to designees of Fila, under certain circumstances, a proxy with respect to the voting of such shares. See the "Introduction" to this Offer to Purchase and Section 11 -- "The Merger Agreement and Related Agreements."

IF 66 2/3% OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL DIXON CONTINUE AS A PUBLIC COMPANY?

     No. Following the purchase of shares in the offer we expect to consummate the merger as soon as practicable under applicable law. If the merger takes place, Dixon no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that Dixon common stock will no longer be eligible to be traded on or through the American Stock Exchange or other securities exchanges, there may not be a public trading market for Dixon common stock, and Dixon may no longer be required to make filings with the Securities and Exchange Commission or otherwise comply with the SEC rules relating to publicly held companies. As soon as possible, and in any event promptly following the merger, we intend to cause the shares of Dixon to cease to be quoted on the American Stock Exchange and to cease to be registered under the Securities Exchange Act of 1934. See Section 13 -- "Effect of the Offer on the Market for the Shares; Registration Under the Exchange Act."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE DIXON SHARES ARE NOT TENDERED IN THE OFFER?

     Yes. If we accept for payment and pay for at least 66 2/3% of the shares of Dixon pursuant to the offer and stock purchase agreement, Pencil Acquisition Corp. will be merged with and into Dixon, and the separate corporate existence of Pencil Acquisition Corp. will cease. If that merger takes place, Fila will own all of the shares of Dixon, as the surviving corporation, and all remaining stockholders of Dixon (other than shares of Common Stock of Dixon owned by any subsidiary of Dixon, Fila or any affiliate of Fila, all of which will be cancelled, and other than shares that are held by stockholders properly exercising appraisal rights) will have a right to receive $7.00 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If you decide not to tender your shares and the merger described above occurs, you will receive the same amount of cash per share that you would have received had you tendered your shares in the offer, without any interest being paid on such amount, subject to your right to exercise appraisal rights under Delaware law.

     Therefore, if the merger takes place and you do not exercise your right to dissent, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If you decide not to tender your shares in the offer and we purchase the tendered shares, but the merger does not occur, there may be so few remaining stockholders and publicly held shares that Dixon common stock will no longer be eligible to be traded on or through the American Stock Exchange, or other securities exchanges and there may not be a public trading market for Dixon common stock. Also, as described above, Dixon may no longer be required to make filings with the Securities and Exchange Commission or otherwise comply with the SEC rules relating to publicly held companies. As soon as possible, and in any event promptly following the merger, we intend to cause the shares of Dixon to cease to be quoted on the American Stock Exchange and to cease to be registered under the Securities Exchange Act of 1934. See the "Introduction" to this Offer to Purchase and Section 13 -- "Effect of the Offer on the Market for the Shares; Registration Under the Exchange Act" of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On December 16, 2004, the last trading day before we announced the execution of the merger agreement, the last sale price of Dixon common stock reported on the American Stock Exchange was $5.99 per share. The offer price of $7.00 per share represents a premium of approximately 17% over such price. On October 18, 2004, we signed a letter agreement with the Company giving us the exclusive right to negotiate a merger agreement for thirty days. On October 18, 2004, Dixon's common stock was trading for $3.89. We encourage you to obtain a recent quotation for shares of Dixon common stock in deciding whether to tender your shares. See Section 6 -- "Price Range of Shares; Dividends."

GENERALLY, WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

     The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, if you sell your shares pursuant to the offer, or you receive cash in exchange for your shares pursuant to the merger, you will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the shares sold. If the shares constitute capital assets in your hands, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15%, if the shares were held for more than one year, and at ordinary income tax rates, if held for one year or less. See Section 5 -- "Certain United States Federal Income Tax Consequences."

WHOM SHOULD I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You may call MacKenzie Partners, Inc. at 800-322-2885 (toll free) or 212-929-5500 (call collect). MacKenzie Partners, Inc. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

TO: THE HOLDERS OF COMMON STOCK OF DIXON TICONDEROGA COMPANY

                                  INTRODUCTION

     Pencil Acquisition Corp., a Delaware corporation ("Merger Sub"), and a wholly owned subsidiary of F.I.L.A. -- Fabbrica Italiana Lapis ed Affini S.p.A. (the "Parent"), an Italian corporation, hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Dixon Ticonderoga Company, a Delaware corporation (the "Company"), at a price of $7.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 16, 2004 (the "Merger Agreement"), by and among the Parent, Merger Sub and the Company. The Merger Agreement provides that Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"), wholly owned by Parent. Pursuant to the Merger, at the effective time of the Merger (the "Effective Time"), each share of capital stock, par value $.01 per share, of Merger Sub issued and outstanding will be converted into one share of the common stock of the Surviving Corporation. Each Share outstanding immediately prior to the Effective Time (other than Shares owned by the Company, any subsidiary of the Company, Parent or any affiliate of Parent, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law (the "DGCL")), will be converted into the right to receive $7.00 or any greater per Share price paid in the Offer in cash, without interest (the "Merger Consideration").

     In connection with the Merger Agreement, certain stockholders of the Company, who own 911,824 currently outstanding Shares in the aggregate (approximately 28% of the outstanding Shares), entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of December 16, 2004, with Merger Sub. Pursuant to the Stock Purchase Agreement, such stockholders have agreed, among other things, to sell to Merger Sub the Shares held by them simultaneously with the expiration of the Offer, to vote such Shares in favor of the approval and adoption of the Merger Agreement, and to grant a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein.

     The Merger Agreement and the Stock Purchase Agreement are more fully described in Section 11 -- "The Merger Agreement and Related Agreements."

     Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, bank, trust company, or other nominee should consult such institution as to whether it charges any service fees. Merger Sub will pay all charges and expenses of Registrar and Transfer Company, as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16 -- "Fees and Expenses."

     The Board of Directors of the Company (the "Company Board") has unanimously
(i) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and approved the Stock Purchase Agreement, and the transactions contemplated thereby, and (iii) recommended that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer.

     Sheldrick McGehee & Kohler, Inc., the Company's financial advisor, has delivered to the Company Board its written opinion, dated December 16, 2004, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the consideration to be received by holders of Shares (other than certain affiliated holders) pursuant to the Offer and the Merger Agreement is fair, from a financial point of view, to such holders. The full text of Sheldrick McGehee & Kohler, Inc.'s written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934 (the "Exchange Act"), which is being mailed to stockholders with this Offer to Purchase. Stockholders are urged to read the full text of such opinion carefully and in its entirety.

     The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration date of the Offer that number of Shares which, including those shares to be purchased by Merger Sub pursuant to the Stock Purchase Agreement, represents at least 66 2/3% of then outstanding Shares (the "Minimum Condition"). The Offer is also subject to the satisfaction of certain other conditions. See Section 14 -- "Conditions of the Offer."

     The Company has represented to Merger Sub that, on December 16, 2004, 3,207,894 Shares were issued and outstanding. Neither Parent nor Merger Sub beneficially owns any Shares. Accordingly, the Parent believes that the Minimum Condition would be satisfied if approximately 2,138,597 Shares (including those to be purchased pursuant to the Stock Purchase Agreement) were validly tendered and not withdrawn prior to the expiration of the Offer.

     Directors. The Merger Agreement provides that, promptly upon the payment for Shares pursuant to the Offer and the Stock Purchase Agreement, which represent at least 66 2/3% of the outstanding Shares, Merger Sub will be entitled to designate such number of directors, rounded to the closest whole number, of the Board of Directors of the Company, as will give Merger Sub representation on the Board equal to its proportionate ownership of the Shares and the Company shall, upon request by Merger Sub, promptly, at the Company's election, either increase the size of the Board or secure the resignation of such number of directors as is necessary to enable Merger Sub's designees to be elected or appointed to the Board and will use its reasonable best efforts to cause Merger Sub's designees to be so elected or appointed. The Company's obligations relating to the Company Board are subject to Section 14(f) of the Exchange Act and Rule 14f-1 under the Exchange Act. The Company has agreed to provide the information about Merger Sub's designees in its Schedule 14D-9, which is being mailed to Stockholders together with the Offer.

     If Merger Sub's designees are elected or appointed to the Company's Board, then until the Effective Time, the Company's Board shall have at least two directors, or such greater number as may be required by the rules of the American Stock Exchange, who are Independent Directors. The term "Independent Director" means a member of the Company's Board (i) who (except as otherwise provided in the Merger Agreement) was a member of the Board on the date of the Merger Agreement, (ii) who is not an Affiliate or Associate of Parent or Merger Sub, (iii) who is not an employee of the Company or any of its Subsidiaries, and
(iv) who is otherwise considered an independent director within the meaning of the rules of the American Stock Exchange. The Independent Directors shall form a committee that, during the period from the time shares of Company Common Stock are accepted for purchase pursuant to the Offer until the Effective Time, shall, to the extent permitted by the DGCL and the Merger Agreement, have the sole power and authority, by a majority vote of such Independent Directors, to cause the Company to (a) agree to amend the Merger Agreement or to extend the time for the performance of any of the obligations or other acts of the Parent or Merger Sub under the Offer, the Merger or the Merger Agreement, or (b) exercise or waive any of the Company's rights, benefits, or remedies under the Merger Agreement, except for the right to terminate the Merger Agreement. In addition, during the period from the time Shares are accepted for purchase pursuant to the Offer until the effective date of the Merger, any (a) amendment to the Company's Certificate of Incorporation or Bylaws, (b) termination of the Merger Agreement by the Company, (c) other action that could adversely affect the interests of the holders of Shares (other than Parent or Merger Sub), and (d) action specified in the immediately preceding sentence with respect to which the DGCL does not permit a committee of the Board to exercise sole power and authority, shall require, in addition to any other affirmative vote required under the DGCL or the Company's Certificate of Incorporation or Bylaws, the affirmative vote of not less than a majority of the entire Board, which majority shall include the concurrence of a majority of the Independent Directors, and neither Parent nor Merger Sub shall approve (either in its capacity as a stockholder or as a party to the Merger Agreement, as applicable), and each shall use its reasonable best efforts to prevent the occurrence of, any such actions, unless such action shall have received the concurrence of a majority of the Independent Directors.

     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of 66 2/3% of the outstanding Shares. If the Minimum Condition is satisfied, Merger Sub would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Additionally, under the DGCL, if Merger Sub acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Merger Sub would be able and intends to complete the Merger without a vote of the Company's stockholders. Merger Sub has agreed to vote its Shares in favor of the approval and adoption of the Merger Agreement. See Section
11 -- "The Merger Agreement and Related Agreements."

     This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4 -- "Withdrawal Rights." The term "Expiration Date" means 5:00 p.m., New York City time, on Monday, February 7, 2005, unless Merger Sub, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

     The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 14 -- "Conditions of the Offer." Subject to the provisions of the Merger Agreement, Merger Sub may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition). If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to certain rights granted to the Company pursuant to the Merger Agreement, Merger Sub may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended or (iv) subject to the provisions of the Merger Agreement described below, amend the Offer.

     Merger Sub and Parent have agreed not to make any change to the Offer, without the prior written consent of the Company, that (i) amends or waives satisfaction of the Minimum Condition, (ii) decreases the Offer Price, (iii) changes the form of consideration payable in the Offer, (iv) decreases the number of Shares sought in the Offer, (v) imposes additional conditions to the Offer, (vi) amends any of the terms or conditions of the Offer in any manner that is materially adverse to the holders of Shares, or (vii) extends the Offer, except as permitted or required by the Merger Agreement.

     Subject to the terms of the Merger Agreement, Parent and Merger Sub may, in their sole discretion, extend the Offer for one ten Business Day period for any reason, and at the request of the Company, Parent and Merger Sub will extend the Offer for one or more periods of ten Business Days each, but in no event beyond the Outside Date, if all the conditions to their obligation to pay for the Shares are not satisfied or, to the extent permitted by the Merger Agreement, waived at or prior to the time the Offer otherwise would expire, except to the extent any such conditions that have not been waived are incapable of being satisfied. Subject to the terms of the Merger Agreement, Parent and Merger Sub may, without the consent of the Company,
(i) extend the Offer beyond the scheduled Expiration Date, for such period no later than the Outside Date, as described below, as Parent or Merger Sub reasonably believes is necessary to cause the conditions to be satisfied if, at or prior to the time the Offer otherwise would expire, any conditions to the Offer shall not have been satisfied or, to the extent permitted by the Merger Agreement, waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer, or (iii) extend the Offer up to two occasions of 10 Business Days each, but in no event beyond the outside Date if, on such date, all of the conditions to Merger Sub's obligation to accept for payment and to pay for the Shares have been satisfied or to the extent permitted by the Merger Agreement waived, but the number of shares validly tendered and not withdrawn pursuant to the Offer together with Company Common Stock then beneficially owned by Parent and Merger Sub represents less than 90% of the outstanding shares on a fully diluted basis. The Outside Date is March 1, 2005; provided, however, that if, on an Expiration Date occurring on or within ten (10) Business Days prior to March 1, 2005, all conditions to Merger Sub's obligations to pay for shares of Company Common Stock validly tendered pursuant to the Offer are satisfied or, to the extent permitted by the Merger Agreement, waived, other than the condition that the Company be permitted by applicable SEC rules and regulations to mail to stockholders the Schedule 14C Information Statement, then the Company or Parent may elect, by notifying the other in writing, to extend the Outside Date to a date up to ten (10) Business Days after March 1, 2005.

     The Merger Agreement also provides that, if the Minimum Condition is satisfied and Merger Sub purchases Shares in the Offer, Merger Sub may, in its sole discretion, provide a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three to 20 business days in length, beginning after Merger Sub purchases Shares tendered in the Offer, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that Merger Sub may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by Merger Sub on or before the Expiration Date, (iii) Merger Sub accepts and promptly pays for all Shares tendered during the Offer prior to Expiration Date, (iv) Merger Sub announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) Merger Sub immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In the event that Merger Sub elects to provide a Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service prior to 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Any Shares tendered during a Subsequent Offering Period may not be withdrawn.

     Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement (including the provisions discussed above with respect to extensions of the Offer and prohibited amendments), Merger Sub expressly reserves the right, in its sole discretion (i) to terminate the Offer if any of the conditions set forth in Section 14 -- "Conditions of the Offer" have not been satisfied, (ii) to waive any condition to the Offer (other than the Minimum Condition) or (iii) otherwise to amend the Offer in any respect not prohibited by the Merger Agreement, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     The rights reserved by Merger Sub by the preceding paragraph are in addition to Merger Sub's rights set forth in Section 14 -- "Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the

Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Merger Sub may choose to make any public announcement, Merger Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

     If Merger Sub extends the Offer, then, without prejudice to Merger Sub's rights under the Offer, the Depositary may retain tendered Shares on behalf of Merger Sub, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4 -- "Withdrawal Rights." However, the ability of Merger Sub to delay the payment for Shares that Merger Sub has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

     If Merger Sub makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Merger Sub will disseminate additional tender offer materials and extend the Offer to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, or percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date any material change is first published, sent or given to stockholders and, if material changes are made with respect to price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response.

     The Company has provided Merger Sub with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including the terms and conditions of the Offer as extended or amended) and the satisfaction or waiver of all the conditions to the Offer set forth in Section
14 -- "Conditions of the Offer," Merger Sub will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the Expiration Date. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, Merger Sub expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 15 -- "Certain Legal Matters; Regulatory Approvals." If Merger Sub decides to include a Subsequent Offering Period, Merger Sub will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See
Section 1 -- "Terms of the Offer."

     In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares,"
(ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against such participant.

     For purposes of the Offer (including during any Subsequent Offering Period), Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Merger Sub gives oral or written notice to the Depositary of Merger Sub's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Merger Sub is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Merger Sub's rights under the Offer hereof, the Depositary may, nevertheless, on behalf of Merger Sub, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 4 -- "Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

     Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any delay in making payment for such Shares.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates that are submitted evidence more Shares than are tendered, then Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, Merger Sub increases the Offer Price to Company stockholders in the Offer, Merger Sub will pay the increased price to all Company stockholders from whom Merger Sub purchases Shares in the Offer, regardless of whether or not the Shares were tendered before the increase in price, if any. As of the date of this Offer to Purchase, Merger Sub has no intention to increase the Offer Price.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tenders. In order for a stockholder validly to tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (or, prior to the expiration of any Subsequent Offering Period, if any), or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, RECEIPT OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY

MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (or, with respect to any Subsequent Offering Period, if one is provided, prior to the expiration thereof), or the tendering stockholder must comply with the guaranteed delivery procedure described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. All signatures on the Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other "eligible grantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively, "Eligible Institutions") unless (i) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is an Eligible Institution. In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions to the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instruction 3 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, then such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Merger Sub, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three American Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Merger Sub.

     Other Requirements. Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (ii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by Merger Sub for the Shares, regardless of any extension of the Offer or any delay in making such payment.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Merger Sub's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Merger Sub upon the terms and subject to the conditions of the Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Sub in its sole discretion, which determination shall be final and binding on all parties. Merger Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Merger Sub. None of Merger Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Merger Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Appointment. By executing the Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivering an Agent's Message in lieu of the Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of Merger Sub, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Merger Sub accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Merger Sub will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Merger Sub reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Merger Sub's acceptance for payment of such Shares, Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

     Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 28% of the amount of any payments pursuant to the Offer. In order to prevent backup withholding with respect to payments to certain stockholders of the Offer Price for Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payments of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign stockholders should complete and sign an appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 6 of the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Merger Sub pursuant to the Offer, may also be withdrawn at any time after March 7, 2005.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     If Merger Sub extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Merger Sub's rights under the Offer, the Depositary may, on behalf of Merger Sub, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during the Subsequent Offering Period (if any) by following one of the procedures described in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares."

     No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 -- "Terms of the Offer."

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Sub, in its sole discretion, whose determination will be final and binding. None of Merger Sub, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose shares are converted into the right to receive cash in the Merger (a "Holder"). This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to Holders. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Holders that hold Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, shares held as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, or to certain types of Holders (including, without limitation, financial institutions, insurance companies, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the United States federal income tax consequences to a Holder that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and does not consider the effect of any state, local, foreign or other tax laws.

     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will generally recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the Holder's adjusted tax basis in Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss must be determined separately for each block of Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger (for example, Shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Shares for more than one year at the time of the completion of the Offer or consummation of the Merger. Long-term capital gain of noncorporate stockholders generally is subject to federal income tax at the maximum rate of 15%. There are limitations on the deductibility of capital losses.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 28% unless a Holder of Shares (i) provides a correct TIN (which, for an individual Holder, is the Holder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A Holder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Holders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Holder's United States federal income tax liability, provided that the required information is given to the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each Holder should consult its tax advisor as to such Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are quoted on the American Stock Exchange under the symbol "DXT." The following table sets forth, for the periods indicated, the high and low sale prices per Share. Share prices are as reported on the American Stock Exchange based on published financial sources. The Company did not declare or pay cash dividends on the Shares for the periods represented below.

                                                              HIGH     LOW
                                                              -----   -----
Fiscal Year 2003:
  First Quarter.............................................  $2.50   $1.15
  Second Quarter............................................   1.75    1.35
  Third Quarter.............................................   2.00    1.62
  Fourth Quarter............................................   2.84    1.63
Fiscal Year 2004:
  First Quarter.............................................   4.20    3.05
  Second Quarter............................................   4.90    3.35
  Third Quarter.............................................   4.04    3.16
  Fourth Quarter............................................   4.60    3.40
Fiscal Year 2005:
  First Quarter.............................................   6.96    3.80

     On December 16, 2004, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the American Stock Exchange was $5.99 per Share. Under the terms of the Merger Agreement, the Company is not permitted to declare, set aside for payment or pay any dividend or distribution with respect to the Shares, without the consent of Parent.

     WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The Company is a Delaware corporation with its principal offices located at 195 International Parkway, Heathrow, FL 32746. The telephone number of the Company is (407) 829-9000. The Company's business is the manufacture and sale of writing and drawing pencils, pens, artist materials, felt tip markers, industrial markers, lumber crayons, correction materials and allied products.

     Company Projections. The Company does not, as a matter of course, make public any specific forecasts or projections as to its future financial performance. However, in connection with Parent's due diligence, the Company provided certain projected and budgeted financial information concerning the Company to Parent. In addition the Company provided the same information to its own financial advisors. The Company advised Parent (as well as the Company's financial advisors) that the Company's internal financial forecasts (upon which the projections provided to the Parent were based in part) are, in general, prepared solely for internal use and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections provided by the Company.

     The inclusion of the projections in this Offer to purchase should not be regarded as an indication that any of Parent, Merger Sub, the Company or their respective affiliates or representatives consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. These projections are being provided in this document only because the Company made them available to Parent in connection with Parent's due diligence review of the Company.

     The Company has advised Merger Sub and Parent that the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Furthermore, the projections do not purport to present operations in accordance with U.S. generally accepted accounting principles (GAAP), and the Company's independent auditors have not examined, compiled or otherwise applied procedures to the projections and accordingly assume no responsibility for them. The Company has advised Merger Sub and Parent that its internal financial forecasts (upon which the projections provided to Merger Sub and Parent were based in part) are prepared solely for internal use for budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments.

     The projections also reflect numerous assumptions made by the management of the Company, including assumptions with respect to industry performance, the market for the Company's existing and new products, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by Merger Sub and Parent. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized.

     It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections due to numerous risks and uncertainties, including, but not limited to the risks and uncertainties described in reports filed by the Company with the SEC under the Exchange Act. All projections are forward-looking statements; these and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in the Company's 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

     None of Parent, Merger Sub, the Company or any of their respective affiliates or representatives makes any representation to any person regarding the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. In this regard, investors are cautioned not to place undue reliance on the projected information provided.

     The projections provided by the Company's management included the following for the Company on a consolidated basis for fiscal 2005.

                                                              ($ IN MILLIONS)
                                                              ---------------
Total Revenue...............................................      94,934
Gross Profit................................................      36,741
Net Profit..................................................       2,026

     The projections assume that the Company remained independent and reflect costs and expenses associated with investment banking fees, debt refinancing costs and Sarbanes-Oxley compliance costs.

     These projections should be read together with the Company's financial statements that can be obtained from the Commission as described below in this
Section 7 under the heading "Available Information."

     Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Except as otherwise provided in this Offer to Purchase, the information concerning the Company contained herein has been obtained from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although Parent and Merger Sub have no knowledge which would indicate that any statements contained herein based upon such reports and documents are untrue, Parent and Merger Sub take no responsibility for the accuracy or completeness of the information obtained or contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Merger Sub.

8.  CERTAIN INFORMATION CONCERNING THE PARENT AND MERGER SUB.

     General. The Parent is a privately held Italian corporation with its principal offices located at Via Sempione, 2/C, 20016 Pero (MI), Milan, Italy. The telephone number of the Parent is 011-39-02-38-100-363. Parent manufactures and markets a wide range of design and writing instruments, art materials and modeling paste. Its leading brands in the European market are Giotto, Tratto Pongo, Das and Dido. It employs about 600 people at four facilities in Italy, France, Spain and Chile.

     Merger Sub is wholly owned by Parent. Merger Sub was formed for the purpose of merging with the Company. Merger Sub is a Delaware corporation with its principal offices c/o Parent at its address and phone number set forth above.

     The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Parent and Merger Sub and certain other information are set forth in Schedule I to this Offer to Purchase.

     Except as described in this Offer to Purchase, (i) none of the Parent, Merger Sub or, to the knowledge of the Parent or Merger Sub, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of the Parent or Merger Sub or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Parent or Merger Sub or, to the knowledge of the Parent or Merger Sub, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, the Stock Purchase Agreement, or as otherwise described in this Offer to Purchase, none of the Parent, Merger Sub nor, to the knowledge of the Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of the Parent or Merger Sub or, to the knowledge of the Parent or Merger Sub, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between the Parent or Merger Sub or, to the knowledge of the Parent, any of the persons listed in Schedule I to this Offer to Purchaser, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Available Information. Pursuant to Rule 14d-3 under the Exchange Act, the Parent and Merger Sub filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Parent and Merger Sub's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

9.  SOURCE AND AMOUNT OF FUNDS.

     The offer is not conditioned upon any financing arrangements or subject to any financing condition or otherwise conditioned upon Parent's or Merger Sub's ability to finance the purchase of Shares pursuant to the Offer. Parent and Merger Sub estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger will be approximately $23.1 million, plus any related transaction fees and expenses.

     Merger Sub expects to obtain the funds required to consummate the Offer and the Merger from the Parent. Parent has on hand the necessary funds which it obtained pursuant to the facility described below to complete the Offer and the Merger, and will cause Merger Sub to have sufficient funds available to complete the Offer and the Merger.

     After completion of the Offer, Parent expects to repay approximately $12 million (including accumulated interest) of outstanding subordinated indebtedness of the Company. Parent will obtain such funds pursuant to the facility described below.

     Parent has entered into a Facilities Agreement with Banca Intesa S.p.A. ("Intesa"), comprised of (i) a E20 million facility ("Tranche A") and (ii) a US $20 million facility ("Tranche B"). Both Tranches mature nine months from the date of the Facilities Agreement (September 15, 2005). Tranche A will be used to purchase the Shares pursuant to the Offer and the Merger. Parent has drawn down the funds subject to Tranche A. Tranche B will be used to extinguish the outstanding subordinated indebtedness of the Company which will become due and payable as a result of the Offer. The Facilities Agreement is secured by a negative pledge of Parent's assets (other than Merger Sub's shares) prior to the Merger, and thereafter, by an affirmative pledge on the shares of the Surviving Corporation.

     Borrowings under the Facilities Agreement will bear interest, (i) for Tranche A equal to the aggregate of 1.3 percent per annum, plus EURIBOR, and
(ii) for Tranche B an aggregate of LIBOR plus (x) 1.75 percent per annum for borrowings up to and including US $10 million and (y) 2.0 percent per annum if the aggregate amount of Tranche B loans is greater than US $10 million up to an including US $20 million.

     The Facilities Agreement contains warranties, covenants, default provisions, and other conditions as are normally contained in documents relating to similar facilities provided by Intesa. Parent will be required to pay certain fees to, to pay certain expenses of, and to provide customary indemnities to, lenders in connection with the Facilities Agreement.

     Parent anticipates that the Facilities Agreement will be repaid, directly or indirectly, from the proceeds of future borrowings or other debt or equity financings. Parent currently has no specific plans or arrangements for any such future borrowings or other financings.

     The foregoing summary of the terms and conditions of the Facilities Agreement is qualified in its entirety by the Facilities Agreement, a copy of which has been filed as Exhibit (b) (i), to the Tender Offer Statement on Schedule TO. The Facilities Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 -- "Certain Information Concerning Parent and Merger Sub."

10.  BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

     Parent understands that the Company had been in discussions with other parties prior to and during 2004 concerning a possible merger or other extraordinary transaction, including with representatives of California Cedar Products Company ("CCPC") and that in December 2003, the Company Board had appointed a committee (the "Committee") to oversee negotiations with the various suitors interested in acquiring the Company. During the summer of 2004, CCPC asked Parent to join with it to make an offer to acquire the Company.

     On August 6, 2004, and again on August 25, 2004, Lazard & Co., S.r.l. ("Lazard"), on behalf of Parent and CCPC (collectively "FC"), wrote to the Company expressing FC's interest in acquiring the Company and requesting due diligence information regarding the Company. In response, representatives of the Company advised FC's representatives that the Company was not in a position to discuss a transaction with FC at that time.

     On August 29, 2004, the Committee advised an FC representative that the Company was continuing discussions with another suitor but that as of that date, the Company was not restricted from discussing a possible transaction with FC, and that the Committee wanted more information about FC's proposal, including the arrangement between the FC parties, FC's ability to finance a transaction, and any contingencies to a closing. FC was informed by the Committee that the other suitor had substantially completed its due diligence investigation of the Company and that if FC wanted to proceed with a transaction, it would have to be able to proceed very quickly. Lazard then sent the Company a letter dated August 31, 2004, addressing some of the Committee's concerns, including pricing, due diligence, financing and timing.

     After discussions between the Committee and its representatives and FC's representatives about FC's ability to close a transaction and the other concerns the Committee had about FC's proposal, on or about September 3, 2004, the Company informed FC that it would be afforded access to information regarding Dixon and would be given until September 17, 2004, subsequently extended to September 22, 2004 due to complications posed by hurricanes in Florida, to make an offer for all of Dixon's outstanding shares. FC signed a Confidentiality Agreement with Dixon dated September 8, 2004, and was then provided detailed documentation regarding, among other things, Dixon's operations, financial results and condition, corporate structure, agreements and litigation. FC hired PriceWaterhouseCoopers LLC to assist in its due diligence efforts, which were conducted during September 2004, and included visits to Dixon's executive offices in Heathrow, Florida, and it plants in Versailles, Missouri and Mexico.

     On or about September 22, 2004, Lazard, on behalf of FC, proposed to the Committee that the parties negotiate a definitive agreement whereby FC would acquire all of Dixon's issued and outstanding shares for $7 per share. Such proposal was subject to, among other things, the approval by the respective boards of Parent and CCPC.

     On September 24, 2004, the Committee responded, advising Lazard that the $7 proposal was unacceptable, and proposing, among other things, that FC acquire Dixon's issued and outstanding shares for $7.25 per share. On FC's behalf, Lazard responded on September 29, 2004, confirming that Parent's and CCPC's respective boards had authorized proceeding with the proposed acquisition and confirming FC's proposal to acquire Dixon's issued and outstanding shares for $7 per share. In that letter, Lazard confirmed that any offer by FC would not be subject to financing.

     On October 1, 2004, the Committee responded to Lazard's September 29 letter. In its response, the Committee again requested a price of $7.25 per share, and set forth its position regarding a termination fee and FC's request that Dixon obtain a waiver by Dixon's senior and subordinated lenders of the change of control provisions contained in their respective loan agreements.

     On October 4, 2004, Lazard responded, on FC's behalf, to the Committee's October 1, 2004 letter. Lazard confirmed FC's belief that $7 per share represented a full and fair price for all of Dixon's outstanding shares. Lazard also requested certain information relating to Dixon's inventories, which Dixon supplied on or about October 8, 2004.

     On October 8, 2004, counsel for the Committee and the Company sent FC's counsel a proposed letter agreement providing that the parties would negotiate exclusively for the acquisition of all of Dixon's issued and outstanding shares at a price of not less than $7 per share. Thereafter, counsel for the parties and the Committee negotiated the proposed letter agreement. The parties executed the letter agreement dated October 15, 2004 and effective on October 18, 2004 (the "Letter") providing for an exclusive 30 day period for the parties to negotiate a definitive merger agreement.

     The Letter assumed that FC had completed its due diligence other than that related to the calculation of reserves for Dixon's inventory in Mexico, and contemplated that the definitive agreement would provide for FC to commence a tender offer to purchase all of Dixon's issued and outstanding shares at a price not less than $7 per share in cash followed by a cash out merger at the same price. The Letter also contemplated that Gino Pala and Rick Joyce, Co-CEOs of Dixon, would enter into a Stock Purchase Agreement requiring them to tender their shares into the offer, if consummated. Following execution of the October 15, 2004 Letter, the parties continued to negotiate the terms of a definitive merger agreement. On or about October 29, 2004, representatives of FC met with Dixon's management in Heathrow, Florida to discuss FC's concerns regarding certain of Dixon's inventory.

     On November 16, 2004, Lazard sent a letter to the Committee requesting that the exclusivity provision contained in the Letter be extended to December 3, 2004 to allow Parent's lender, Intesa, time to document its credit approval of the loan to Parent to acquire the shares. In the November 16, 2004 letter, Lazard advised the Company that CCPC had withdrawn from the proposed acquisition, and that Parent would purchase the Shares without CCPC's participation.

     On November 17, 2004, the Committee responded to Lazard's November 16 letter proposing that the exclusivity agreement be extended until December 3, 2004. The Committee requested an acknowledgment by Parent that Dixon did not intend to extend the exclusivity period further unless Parent agreed that any further extension beyond December 3, 2004, would require Parent to make a non-refundable $800,000 deposit. Parent rejected the Committee's proposal, and on November 18, 2004, Dixon agreed to extend Parent's exclusivity period under the Letter until December 3, 2004.

     On or about December 2, 2004, counsel for Parent requested a further extension of the exclusivity provision of the Letter to finalize its financing arrangements. The parties were unable to agree upon the terms of such an extension, but continued to negotiate the terms of the Merger Agreement and related agreements.

     Before and during the week of December 13, 2004, counsel for Dixon and Parent negotiated for, and obtained, amendments and/or waivers from the Company's lenders regarding the change of control provisions under their respective loan agreements and continued the negotiation of the remaining open issues under the Merger Agreement. The agreements with Dixon's lenders provide that the execution and delivery of the Merger Agreement and the Stock Purchase Agreement and commencement of the offer will not to cause a "change in control" of Dixon and further provided, in the case of Dixon's senior lenders, that none of the consummation of the offer, the purchase of shares pursuant to the Stock Purchase Agreement, or the Merger will constitute a "change in control," provided certain conditions are met. On December 16, 2004, after the close of the financial markets, the parties executed the definitive Merger Agreement and Merger Sub and the other parties thereto executed the Stock Purchase Agreement. A joint press release announcing the transaction was issued prior to the opening of the financial markets the next morning.

11.  THE MERGER AGREEMENT AND RELATED AGREEMENTS.

     Merger Agreement. The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable but in no event later than fifteen business days after the execution of the Merger Agreement, which occurred on December 16, 2004. The obligation of Merger Sub to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 -- "Conditions of the Offer."

     Directors. The Merger Agreement provides that, promptly upon the payment for Shares pursuant to the Offer and Stock Purchase Agreement, Merger Sub will be entitled to designate up to such number of directors, rounded to the closest whole number, of the Board of Directors of the Company, as will give Merger Sub representation on the Board equal to its proportionate ownership of the Shares and the Company shall, upon request by Merger Sub, promptly, at the Company's election, either increase the size of the Board or secure the resignation of such number of directors as is necessary to enable Merger Sub's designees to be elected or appointed to the Board and will use its reasonable best efforts to cause Merger Sub's designees to be so elected or appointed. The Company's obligations relating to the Company Board are subject to Section 14(f) of the Exchange Act and Rule 14f-1 under the Exchange Act.

     If Merger Sub's designees are elected or appointed to the Company's Board, then until the Effective Time, the Company's Board shall have at least two directors, or such greater number as may be required by the rules of the American Stock Exchange, who are Independent Directors. The term "Independent Director" means a member of the Company's Board (i) who (except as otherwise provided in the Merger Agreement) was a member of the Board on the date of the Merger Agreement, (ii) who is not an Affiliate or Associate of Parent or Merger Sub, (iii) who is not an employee of the Company or any of its Subsidiaries, and
(iv) who is otherwise considered an independent director within the meaning of the rules of the American Stock Exchange. If the number of Independent Directors is reduced below two, or such greater number as may be required by the rules of the American Stock Exchange, the remaining Independent Director(s) will be entitled to designate persons to fill such vacancies who are not Affiliates or Associates of Parent or Merger Sub and who otherwise are considered independent directors within the meaning of the rules of the American Stock Exchange, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. If there shall be no Independent Directors, then the other directors shall use commercially reasonable efforts to designate two persons, or such greater number as may be required by the rules of the American Stock Exchange, to fill such vacancies who are not Affiliates or Associates of Parent or Merger Sub and who otherwise are considered independent directors within the meaning of the rules of the American Stock Exchange, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Following the purchase by Merger Sub of shares of Company Common Stock pursuant to the Offer, and prior to the Effective Time, Parent and Merger Sub shall use their reasonable best efforts to ensure that at least two Independent Directors (or such greater number as may be required by the rules of the American Stock Exchange) serve as directors of the Company until the Effective Time and neither Parent nor Merger Sub will take any action to cause any Independent Director to be removed as a director of the Company except for cause. The Independent Directors shall form a committee that, during the period from the time shares of Company Common Stock are accepted for purchase pursuant to the Offer until the Effective Time, shall, to the extent permitted by the DGCL and the Merger Agreement, have the sole power and authority, by a majority vote of such Independent Directors, to cause the Company to (a) agree to amend the Merger Agreement or to extend the time for the performance of any of the obligations or other acts of the Parent or Merger Sub under the Offer, the Merger or the Merger Agreement, or (b) exercise or waive any of the Company's rights, benefits, or remedies under the Merger Agreement, except for the right to terminate the Merger Agreement. In addition, during the period from the time shares of Company Common Stock are accepted for purchase pursuant to the Offer until the Effective Time, any (a) amendment to the Company's Certificate of Incorporation or Bylaws,
(b) termination of the Merger Agreement by the Company, (c) other action that could adversely affect the interests of the holders of shares of Company Common Stock (other than Parent or Merger Sub), and (d) action specified in the immediately preceding sentence with respect to which the DGCL does not permit a committee of the Board to exercise sole power and authority, shall require, in addition to any other affirmative vote required under the DGCL or the Company's Certificate of Incorporation or Bylaws, the affirmative vote of not less than a majority of the entire Board, which majority shall include the concurrence of a majority of the Independent Directors, and neither Parent nor Merger Sub shall approve (either in its capacity as a stockholder or as a party to the Merger Agreement, as applicable), and each shall use its reasonable best efforts to prevent the occurrence of, any such actions, unless such action shall have received the concurrence of a majority of the Independent Directors.

     Conversion of Securities. Pursuant to the Merger Agreement, at the Effective Time (a) each Share outstanding immediately prior to the Effective Time (other than Shares owned by the Company or any Subsidiary of the Company, Parent or any Affiliate of Parent, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the DGCL) will be converted into the right to receive the Offer Price; and (b) each Share that is owned by the Company or any Subsidiary of the Company, Parent or any Affiliate of Parent immediately prior to the Effective Time will be canceled and no payment will be made with respect to such Shares. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the Surviving Corporation.

     Certificate of Incorporation and Bylaws. The Merger Agreement provides that at the Effective Time, the certificate of incorporation of the Company, as amended and restated in its entirety, will be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or under the DGCL. The Merger Agreement also provides that the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation.

     Directors and Officers of the Surviving Corporation. The Merger Agreement provides that, immediately prior to the Effective Time, each of the directors of the Company will resign, and that the directors and officers of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation.

     Options. Pursuant to the Merger Agreement, as soon as practicable following the execution of the Merger Agreement, the Company will take or cause to be taken such actions as are reasonably required to ensure that (i) each holder (each, an "Optionee") of a Company Stock Option that has not previously expired or been exercised in full as of or prior to the Effective Time, whether vested or unvested (each such option, an "Eligible Option"), shall have the right to irrevocably elect, no later than immediately prior to the consummation of the Merger, to surrender, following the consummation of the Merger, any Eligible Option then held by the Optionee in exchange for the right to receive a cash payment equal to (x) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Eligible Option, multiplied by (y) the number of shares of Company Common Stock then issuable pursuant to the unexercised portion of such Eligible Option, payable not later than five days after the Effective Time, (ii) each Optionee shall have the right to purchase, effective no later than immediately prior to the consummation of the Merger, subject to the consummation of the Merger and in accordance with the terms of the relevant plan or document, all or any part of the shares of Company Common Stock subject to any Eligible Option held by the Optionee (that has not been surrendered pursuant to (i) above), and each share of Company Common Stock so purchased shall be converted, as of the Effective Time, into the right to receive the Merger Consideration, and (iii) each Eligible Option (with respect to which an Optionee has not exercised one of the rights set forth in (i) and (ii) above) shall following the Merger confer upon the Optionee only the right to receive upon exercise in accordance with the terms of the relevant plan or document (including payment of the aggregate exercise price), for each share of Company Common Stock that otherwise would be issuable pursuant to the unexercised portion of such Eligible Option, the Merger Consideration.

     The Merger. The Merger Agreement provides that, at the Effective Time, Merger Sub will be merged with and into the Company with the Company being the Surviving Corporation. Following the Merger, the separate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation, wholly owned by the Parent.

     Stockholders Meeting. If, after consummation of the Offer, a meeting of the Company's stockholders is necessary to consummate the Merger and the Merger has not become effective without a meeting of stockholders as described below, and has not been approved by Stockholders' Written Consent, then the Company will call and hold a meeting of its stockholders as soon as is reasonably practicable following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement. The Company will prepare and file with the SEC the Company Proxy Statement to the Stockholders of the Company, and the Company's Board of Directors, subject to any withdrawal, modification or amendment in accordance with the provisions of the Merger Agreement, will recommend approval and adoption of the Merger Agreement and approval of the Merger by the Stockholders (and include such recommendation in the Company Proxy Statement), will not withdraw or modify such recommendation and will use its reasonable best efforts to solicit such Stockholder approval and obtain the vote required of the Stockholders to approve the Merger (the "Company Requisite Vote"). At any such meeting all Shares then owned by the Parent, Merger Sub or any other subsidiary of the Parent will be voted in favor of approval of the Merger Agreement and the Merger.

     Merger Without Meeting of Shareholders. If Merger Sub shall have accepted for payment pursuant to the Offer such number of shares of Company Common Stock which, when aggregated with the shares of Company Common Stock otherwise beneficially owned by the Parent or its Affiliates including shares of the Company's Common Stock subject to the Stock Purchase Agreement, represents 90% or more of the Company's common stock, then the parties will take all necessary action to cause the Merger to become effective pursuant to Section 253 of the DGCL as soon as practicable after Merger Sub accepts for payment and pays for shares tendered in the Offer. If Merger Sub shall have accepted for payment pursuant to the Offer and the Stock Purchase Agreement a number of shares greater than 66 2/3% but less than 90% of the then outstanding shares of Company Common Stock, then Parent and Merger Sub shall execute and deliver to the Company, in accordance with Section 228 of the DGCL, a consent or consents in writing voting all shares of Company Common Stock beneficially owned by them or over which they exercise control in favor of the approval and adoption of the Merger Agreement and the Merger (the "Stockholders' Written Consent"). Simultaneously with its filing of the Company's Schedule 14 D-9, the Company filed with the SEC an information statement on Schedule 14C (the "Schedule 14C Information Statement"), and the Company has agreed to use all reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect to the Schedule 14C Information Statement. Upon Parent's request, if the Offer is consummated but the number of shares of Company Common Stock accepted for payment in the Offer, together with the shares of Company Common Stock then beneficially owned by the Parent or its Affiliates (including, without limitation, shares of Company Common Stock subject to the Stock Purchase Agreement) is less than 90% of the Company Common Stock then outstanding, the Company shall cause the Schedule 14C Information Statement to be mailed to the Company's stockholders as promptly as practicable following the Expiration Date and delivery by Merger Sub of the Stockholders' Written Consent.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Merger Sub and Parent, including representations relating to: organization, standing, and corporate power; Company recommendation; rights agreement; Section 203 of the DGCL; subsidiaries; capitalization; authorization; enforceability; no violation or conflict; governmental approvals; SEC documents; financial statements; information provided by the Company for inclusion in the Offer documents, the
Schedule 14D-9, and proxy statement; absence of certain changes or events; legal proceedings; existing permits and violations of law; environmental matters; real estate; title to tangible assets; intellectual property; agreements, documents and minute books; insurance; benefit plans; labor matters; taxes; vote required; brokers and finders fees; fairness opinion; interests of officers and directors; and absence of questionable payments.

     Certain representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, the term "Material Adverse Effect" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions has materially adversely affected or would reasonably be expected to materially adversely affect the results of operations, financial condition, or business of the Company, including its Subsidiaries together with it taken as a whole. Any of the foregoing shall constitute a "Material Adverse Effect" or "Material Adverse Change" if such effect, change, event, circumstance or condition (i) does or would reasonably be expected to result in reducing the Company's EBITDA for the 12 months ending September 30, 2004 by 5% or more of the Company's EBITDA for the 12 months ending September 30, 2004, as reflected in the September 30, 2004 financial statements provided to Parent and Merger Sub prior to execution of the Merger Agreement, or (ii) does or would reasonably be expected to result in reducing the Company's EBITDA for the 12 months ending September 30, 2005 by 5% or more from the projected amount of the Company's EBITDA for the 12 months ending September 30, 2005, as reflected in the projections delivered to Parent and Merger Sub prior to execution of the Merger Agreement.

     Pursuant to the Merger Agreement, the Parent and Merger Sub have made customary representations and warranties to the Company, including representations relating to: organization; standing; corporate power; authorization; enforceability; no violation or conflict; government approvals; information supplied; information in other documents; ownership of capital stock of the Company; interested stockholders; legal proceedings; and limited operation of Parent or Merger Sub. Certain representations and warranties in the Merger Agreement made by the Parent and Merger Sub are qualified as to "materiality."

     Company Conduct of Business Covenants. The Merger Agreement provides that, except (a) as expressly contemplated by the Merger Agreement, or (b) as the Parent may consent in writing, after the date of the Merger Agreement, and prior to the earliest of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the time that Merger Sub's designees are elected or appointed to the Company's Board of Directors, or (iii) the Effective Time, the Company shall, and shall cause its Subsidiaries, to carry on their respective businesses only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, use commercially reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them and the Company shall not, and shall not permit any of its Subsidiaries, to:

          (a) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, directly or indirectly, for value any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (i) any shares of its capital stock, (ii) any other voting securities, (iii) any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or (iv) any "phantom" stock or stock rights, SARs or stock-based performance units, other than the issuance of shares of Company Common Stock and associated rights upon the exercise of Company Stock Options outstanding as of the date hereof in accordance with their present terms;

          (c) amend its certificate of incorporation, bylaws or other comparable organizational documents;

          (d) merge or consolidate with another Person, acquire, license or agree to acquire or license any business, division or Person or any equity or debt interest therein, acquire, license or agree to acquire or license any assets, other than immaterial assets or assets acquired in the ordinary course of business consistent with past practice, or enter into any joint venture, partnership or similar arrangement;

          (e) sell, lease, license out, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than any Lien imposed by Law, such as a carriers', warehousemen's or mechanics' Lien) or otherwise dispose of any of its properties or assets having a value of $200,000 or more, other than sales or non-exclusive licenses out of finished goods or services in the ordinary course of business consistent with past practice;

          (f) repurchase or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person other than in the ordinary course of business consistent with past practice, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of another Person or enter into any Contract having the economic effect of any of the foregoing, other than intercompany indebtedness between the

     Company and any of its direct or indirect wholly-owned Subsidiaries or between such Subsidiaries; provided, however, that the Company and its Subsidiaries shall be permitted to continue or renew, for a period of no more than three years, any existing revolving lines of credit on terms no less favorable in the aggregate to the Company than currently exist;

          (g) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company and except for investments in publicly traded securities or other investments in the ordinary course of the Company's cash management or benefit plan management systems;

          (h) make or agree to make any new capital expenditures, or enter into any Contract providing for payments by the Company or any of its Subsidiaries which, individually, are in excess of $100,000 or, in the aggregate, are in excess of $200,000, except for Contracts to purchase inventory or supplies entered into in the ordinary course of business or renewals or extensions of existing Contracts relating to capital projects already in progress as of the date of this Agreement identified in the Company Disclosure Letter;

          (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Legal Proceedings (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in Company SEC Documents or incurred in the ordinary course of business since the date of such financial statements;

          (j) except as required in order to comply with Law, (i) establish, enter into, adopt, amend or terminate any Company Benefit Plan or Company Stock Plan, (ii) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined, or (iii) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Company Benefit Plan, except in each case to the extent required to comply with any changes in the Laws applicable to any such Company Benefit Plan or Company Stock Plan;

          (k) other than in the ordinary course of business consistent with past practice (except with respect to directors and officers whose compensation may not be increased), (i) increase the compensation, bonus or other benefits of any current or former director, consultant or employee, (ii) grant any Person any increase in severance or termination pay, or (iii) pay any benefit or amount not required by an agreement, plan, or arrangement as in effect on the date of this Agreement to any such person;

          (l) transfer or license to any Person or otherwise extend, amend or modify or allow to revert, lapse or expire any material rights to the Intellectual Property Rights of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice;

          (m) increase the number of full-time, permanent employees of the Company or any of its Subsidiaries other than as a result of hiring permanent employees for annual salaries of less than $100,000 in the ordinary course of business consistent with past practice;

          (n) except insofar as may be required by a change in GAAP or regulatory requirements, make any material changes in accounting methods, principles or practices;

          (o) authorize, or commit, resolve or agree to take, any of the foregoing actions.

     No Solicitation. In the Merger Agreement, the Company agrees that it will not, nor will any of its Subsidiaries, or their directors, officers, employees, investment bankers, accountants, attorneys or other professional advisors (collectively, the "Representatives") (i) solicit, initiate, or knowingly encourage (including by way of furnishing nonpublic information) any Acquisition Proposal, (ii) enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal, or (iii) enter into any agreement providing for an Acquisition Proposal. However, nothing in the Merger Agreement prohibits the Company, its Subsidiaries, or their respective Representatives from furnishing information regarding the Company to, or entering into discussions or negotiations with, any Person in response to an Acquisition Proposal that the Company's board of directors (or a committee thereof) determines in good faith, after consultation with outside legal counsel, reasonably could be expected to lead to a Superior Proposal if (1) none of the Company, its Subsidiaries, or any of their Representatives shall have violated certain restrictions set forth in the Merger Agreement in a manner that resulted in the submission of such Acquisition Proposal; (2) the board of directors of the Company (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that failure to take such action is likely to constitute a breach of the fiduciary duties of the board of directors of the Company under applicable law; and (3) the Company receives from such Person an executed confidentiality agreement (the provisions of which are no less restrictive than the comparable provisions, and do not omit any restrictive provisions, contained in the confidentiality agreement between the Parent and the Company (the "Confidentiality Agreement")). The Company will notify Parent promptly (and at least 24 hours prior to furnishing nonpublic information to, or entering into discussions or negotiations with, any Person who has made or submitted an Acquisition Proposal) of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, any Person who has made or submitted an Acquisition Proposal.

     As used in the Merger Agreement, "Acquisition Proposal" means any inquiry, proposal, or offer from any third party relating to (i) any direct or indirect acquisition or purchase of substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or a majority of the equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 50% of the Company's common stock or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company, other than the Offer and the Merger.

     "Superior Proposal" means any offer made by a third party to consummate an Acquisition Proposal on terms that the board of directors of the Company (or a committee thereof) determines in good faith, after consultation with outside legal counsel, to be more favorable to the Company's stockholders than the Offer and the Merger (as the terms of the Offer and the Merger may be amended in accordance with this Agreement) after consideration of any factors permitted to be considered in such circumstances under Delaware law, including without limitation, any condition for obtaining financing and all financial, regulatory, legal and other aspects of such proposal.

     Nothing in the Merger Agreement prohibits the Company or its board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders required by applicable Law, or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company's board of directors (or a committee thereof), after consultation with outside legal counsel, failure to make such other disclosure could create a reasonable possibility of a breach of the Company's or board's obligations (including, without limitation, any fiduciary obligations) under applicable law.

     In the Merger Agreement, the Company agreed that it will advise Parent promptly (and in no event later than two Business Days after receipt) of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal or request, and the principal terms of any such Acquisition Proposal) that is made or submitted by any Person (other than Parent and its Affiliates) at any time prior to consummation of the Merger.

     The board of directors of the Company may withdraw, amend, or modify the Company Recommendation if, in the good faith judgment of the Company's board of directors (or a committee thereof), after consultation with outside legal counsel, failure to do so would likely constitute a breach of the board's fiduciary obligations under applicable Law.

     Insurance and Indemnification. The Merger Agreement provides that, for a period of six years after the Effective Time, the Parent and Surviving Corporation, or any successor to the Surviving Corporation will jointly and severally indemnify each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Covered Persons"), against all claims, losses, liabilities, damages, judgments, fines, and reasonable fees, costs, and expenses, including reasonable attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative or investigative (a "Proceeding"), arising out of or pertaining to the fact that the Covered Person is or was an officer, director, employee or agent of the Company or any of its Subsidiaries, to the fullest extent permitted under applicable law. Each Covered Person shall be entitled to advancement from the Surviving Corporation of reasonable expenses (including attorneys' fees and disbursements) incurred in the defense of any Proceeding arising out of or pertaining to the fact that the Covered Person is or was an officer, director, employee or agent of the Company or any of its Subsidiaries, such advancement to be made within twenty days of receipt by the Surviving Corporation from the Covered Person of a request therefore, provided, that any Covered Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Covered Person is not entitled to indemnification.

     Following the Effective Time, the Surviving Corporation shall maintain, at no expense to the Covered Persons, directors' and officers' liability insurance coverage for the Covered Persons for six (6) years following the Effective Time with respect to claims arising from or related to facts or events that occurred at or before the Effective Time, which insurance coverage shall provide them with the same coverage and amounts and shall contain terms and conditions that are in the aggregate no less advantageous to the Covered Persons than those in effect on the date of the Merger Agreement, so long as the annual premium therefore shall not be in excess of two hundred percent (200%) of the annual premiums currently paid by the Company in respect of the current policy or policies (the "Maximum Premium"). If such directors' and officers' liability insurance coverage expires, is terminated or is canceled during such six (6) year period or should the annual premium required to maintain such insurance exceed the Maximum Premium, the Surviving Corporation shall obtain and maintain, and the Parent shall cause the Surviving Corporation to obtain and maintain, at no expense to the Covered Persons, as much directors' and officers' insurance coverage as can be obtained and maintained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Covered Persons than the terms and conditions of the coverage in effect on the date of the Merger Agreement. In lieu of maintaining such liability insurance coverage, Merger Sub or the Surviving Corporation may obtain, at no expense to the Covered Persons, a "tail" policy for the Covered Persons that provides the same coverage and amounts and contains terms and conditions that are in the aggregate no less advantageous to the Covered Persons than those in effect on the date hereof with respect to claims arising from or related to facts or events that occurred at or before the Effective Time and that is effective for claims asserted during the full six-year period referred to above.

     Rights Agreement. The Merger Agreement provides that the Board of Directors of the Company shall take all action necessary to prevent any Right, as defined in the Rights Agreement dated as of March 3, 1995, between the Company and First Union National Bank of North Carolina, as Rights Agent, and any supplements or amendments thereto, issued or issuable under the Rights Agreement, from becoming exercisable by virtue of the Merger Agreement, the Offer, or the Merger, or any combined effect of the foregoing while the Merger Agreement remains in effect or upon its consummation. The Company's Board took such action at a meeting held on December 15, 2004 by authorizing an amendment to the Rights Agreement which became effective on December 16, 2004.

     Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a) The Company Stockholder Approval, if required for consummation of the Merger, shall have been obtained, unless Merger Sub shall have accepted for payment pursuant to the Offer such number of shares of Company Common Stock which, when aggregated with the shares of Company Common Stock otherwise beneficially owned by Parent and its Affiliates, represents at least 90 percent of the outstanding shares of Company Common Stock.

          (b) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

          (c) Merger Sub shall have purchased, or caused to be purchased, all Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

          (d) The filing of the Certificate of Merger with the Secretary of State of the State of Delaware shall have been made and shall have become effective.

          (e) If the Stockholders' Written Consent has been delivered to the Company, then more than twenty (20) calendar days shall have elapsed since the date that the Company sent or gave the Schedule 14C Information Statement to its stockholders such that Rule 14c-2 promulgated under the Exchange Act is satisfied in all respects.

     Termination. The Merger Agreement may be terminated prior to the Effective Time, whether before or after stockholder approval of the Merger Agreement, as follows:

          (a) by mutual written consent of the Parent and the Company;

          (b) by either Parent or the Company if (1) as a result of the failure of any conditions described in Section 14 -- Conditions of the Offer, the Offer shall have terminated or expired in accordance with its terms without Merger Sub having purchased shares of Company Common Stock pursuant to the Offer or (2) the Offer shall not have been consummated on or before the Outside Date; provided, however, that the right to terminate the Merger Agreement as described in this subparagraph (b) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the circumstances specified in clause (1) or (2), of this subparagraph;

          (c) by either Parent or the Company if a court of or other Governmental Entity shall have issued a final and nonappealable order, judgment, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger;

          (d) by either Parent or the Company, at any time prior to consummation of the Offer, if the board of directors of the Company shall have authorized the Company to enter into a written agreement for a transaction that constitutes a Superior Proposal, and the Company shall have notified Parent in writing that it intends to enter into such an agreement;

          (e) by the Parent, at any time prior to consummation of the Offer, if the board of directors of the Company or any committee thereof, pursuant to the Merger Agreement, shall have withdrawn, amended or modified, or resolved to withdraw, amend or modify, in a manner adverse to the Parent, the Company Recommendation;

          (f) by the Parent, at any time prior to consummation of the Offer, if
     (i) any representation or warranty of the Company contained in the Merger Agreement that is qualified as to materiality shall not be true and complete in all respects, or any representation or warranty of the Company contained in the Merger Agreement that is not so qualified shall not be true and complete in all material respects, as of the date of the Merger Agreement and at any time through the time the Offer expires (provided that, to the extent any such representation or warranty speaks as of a specified date, it need be true and complete only as of such specified date) and such breach is incapable of being or has not been cured by the Company, in all material respects, by the earlier of 20 calendar days after Parent has given written notice to the Company of such breach or the Outside Date and such breach would cause the conditions set forth in subparagraph (d) of Section 14 -- "Conditions of the Offer" not to be satisfied, or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Merger Agreement and such breach or failure to perform is incapable of being or has not been cured by the Company, in all material respects, by the earlier of 20 calendar days after Parent has given written notice to the Company of such breach or failure to perform or the Outside Date and such breach or failure to perform would cause the conditions set forth in subparagraph (e) of Section 14 -- "Conditions of the Offer" not to be satisfied; provided that neither Parent nor Merger Sub is then in material breach of any of its representations, warranties, covenants or other agreements in this Merger Agreement;

          (g) by the Company, at any time prior to consummation of the Offer, if
     (i) any representation or warranty of the Parent or Merger Sub contained in the Merger Agreement that is qualified as to materiality shall not be true and complete in all respects, or any representation or warranty of the Parent or Merger Sub contained in the Merger Agreement that is not so qualified shall not be true and complete in all material respects, in each case as of the date of the Merger Agreement and at any time through the time the Offer expires (provided that, to the extent any such representation or warranty speaks as of a specified date, it need be true and complete only as of such specified date) and such breach is incapable of being or has not been cured by the Parent or Merger Sub, in all material respects, by the earlier of 20 calendar days after the Company has given written notice to the Parent of such breach or the Outside Date, or (ii) the Parent or Merger Sub shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Merger Agreement and such breach or failure to perform is incapable of being or has not been cured by the Parent or Merger Sub, in all material respects, by the earlier of 20 calendar days after the Company has given written notice to the Parent of such breach or failure to perform or the Outside Date; provided that the Company is not then in material breach of any of its representations, warranties, covenants or other agreements in this Merger Agreement; and

          (h) by the Company, if without the Company's consent, Merger Sub fails to commence the Offer as provided in the Merger Agreement or if Parent or Merger Sub makes any changes to the Offer in contravention of the Merger Agreement, provided that any changes that are adverse to the holders of Company Common Stock shall be deemed material for purposes of this subsection.

     Fees and Expenses. Parent has deposited $800,000 with an escrow agent (the "Deposit"), which will be returned to the Parent within three Business Days of termination of the Merger Agreement if the Agreement is terminated (i) by agreement between the parties, (ii) as a result of the failure of any condition to Parent's obligations or (ii) as a result of the breach of any representation, warranty or covenant by the Company. If Parent breaches its obligations under the Merger Agreement, the Deposit is payable to the Company. At the time the Offer expires, upon the written request of Parent, the Deposit may be delivered to the Paying Agent for the purpose of purchasing shares of Company Common Stock in the Offer.

     Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement, the Offer and the Merger shall be paid by the party incurring such expenses, whether or not the Offer or Merger are consummated.

     In the event the Merger Agreement is validly terminated pursuant to (g) or
(h) described above under the heading "Termination", the Company shall be entitled to retain the Deposit as a non-refundable termination fee, and Parent shall reimburse the Company for all reasonable and documented out-of-pocket expenses incurred by the Company since September 1, 2004 in connection with the Merger Agreement, the Offer and the Merger in an aggregate amount not to exceed $750,000.

     In the event the Merger Agreement is validly terminated pursuant to (d) or
(f) described above under the heading "Termination" (and, with respect to termination pursuant to (f), the Company's breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement that creates such right of termination under (f) shall give rise to a Material Adverse Effect), the Company shall pay to Parent a non-refundable termination fee of $800,000 and shall reimburse Parent for all reasonable and documented out-of-pocket expenses incurred by Parent after September 1, 2004 in connection with the Merger Agreement, the Offer and the Merger in an aggregate amount not to exceed $750,000. In the event the Merger Agreement is validly terminated pursuant to such subsection (f) and the Company's breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement that creates such right of termination under such subsection (f) does not give rise to a Material Adverse Effect, the Company shall pay to Parent a non-refundable termination fee of $400,000 and shall reimburse Parent for all reasonable and documented out-of-pocket expenses incurred by Parent after September 1, 2004 in connection with the Merger Agreement, the Offer and the Merger in an aggregate amount not to exceed $750,000.

     In the event the Merger Agreement is terminated pursuant to (e) described above under the heading "Termination," because of withdrawal of the Company Recommendation by the Company's Board of Directors, the Company will pay to Parent a termination fee of $800,000 and shall reimburse Parent for all reasonable and documented out-of-pocket expenses incurred by Parent after September 1, 2004 in connection with the Merger Agreement, the Offer and the Merger in an aggregate amount not to exceed $750,000.

     If (i) prior to the Expiration Date an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted, or made by a third party (other than by Parent or an Affiliate of Parent) and shall not have been withdrawn or abandoned, and (ii) the Merger Agreement is validly terminated pursuant to (b) described above under the heading "Termination" because the Minimum Condition has not been satisfied, and at the time of termination, there are no Restraints in effect preventing consummation of the Offer, and Parent is not in breach of any material obligation under the Merger Agreement, then the Company shall pay to Parent a non-refundable termination fee of $800,000 and shall reimburse Parent for all reasonable and documented out-of-pocket expenses incurred by Parent after September 1, 2004 in connection with the Merger Agreement, the Offer and the Merger in an aggregate amount not to exceed $750,000.

     If either the Parent or the Company fails to pay when due any amount payable described above, then the party failing to pay such amount shall reimburse the other party for all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights.

     Payment of the fees and expenses described above are the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company against Parent and Merger Sub for any damages suffered or incurred in connection with the Merger Agreement, except that the parties shall be entitled to the equitable remedies set forth in the Merger Agreement, including injunction and specific performance, and all other remedies available in equity to which a party is entitled. The parties specifically agreed that any amount to be paid as described above represents liquidated damages and not a penalty.

     Amendment. The Merger Agreement may be amended by the parties at any time prior to the Effective Time; provided that after the Company Stockholder Approval has been obtained, there shall not be made any amendment that by law requires further approval by the stockholders of the Company unless such approval is obtained.

     Stock Purchase Agreement. The following is a summary of the material provisions of the Stock Purchase Agreement, a form of which is filed as an exhibit to the Tender Offer Statement on Schedule TO. The summary is qualified in its entirety by reference to the form of Stock Purchase Agreement, which is incorporated by reference herein.

     Transfer of the Shares. Pursuant to the Stock Purchase Agreement, Gino Pala, Rick Joyce and certain of their affiliates, Richard Asta, Len Dahlberg, John Adornetto and Laura Hemmings, who currently own 911,824 outstanding Shares in the aggregate, or approximately 28% of the outstanding Shares (each referred to as a "Stockholder," and collectively as the "Stockholders") each agreed to sell the Shares owned by him or her to Merger Sub at a purchase price of $7.00 per share (or any higher price which may be paid pursuant to the Offer). In the event that, after entering into the Stock Purchase Agreement, any Stockholder shall become the beneficial owner of any additional shares of Company Common Stock, such additional shares of Company Common Stock shall be deemed "Shares" subject to purchase and sale pursuant to and subject to all terms and conditions of the Stock Purchase Agreement. The Closing of the purchase of the Share pursuant to the Stock Purchase Agreement shall take place simultaneously with the Closing of the Offer. At Parent's request, such Stockholders may be required to tender their Shares on the Offer.

     The obligations of Merger Sub to purchase the Shares pursuant to the Stock Purchase Agreement is subject to the fulfillment of the following conditions:
(a) no preliminary or permanent injunction or other order against the delivery of the Shares or prohibiting the consummation of any of the transactions contemplated by the Stock Purchase Agreement or by the Merger Agreement issued by any court of competent jurisdiction shall be in effect, (b) the representations and warranties made by each Stockholder in the Stock Purchase Agreement shall be true in all material respects as of the date of the Stock Purchase Agreement and as of the time of the Closing, (c) all conditions to the Offer set forth in the Merger Agreement described in Section 14 -- "Conditions of Offer" shall have been satisfied or waived, and (d) substantially simultaneously with the purchase of the Shares pursuant to the Stock Purchase Agreement, Merger Sub shall have purchased all shares of Common Stock (if any) validly tendered and not properly withdrawn pursuant to the terms of the Offer.

     The obligations of each Stockholder to sell the Shares pursuant to the Stock Purchase Agreement shall be subject to the fulfillment of the conditions set forth in the prior paragraph and to the conditions that (i) the representations and warranties made by Merger Sub in the Stock Purchase Agreement shall be true in all material respects as of the date of the Stock Purchase Agreement and as of the time of the Closing and (ii) Merger Sub shall have commenced the Offer and purchased all shares of Common Stock validly tendered and not properly withdrawn pursuant to the terms of such Offer.

     Prior to the termination of the Stock Purchase Agreement, each Stockholder agrees he or it will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of or limit his or its right vote in any manner, or otherwise encumber, any of the Shares which are the subject matter of the Stock Purchase Agreement, or enter into any agreement to do any of the foregoing. Each Stockholder will not take any action which would have the effect of preventing or disabling such Stockholder from performing his or its obligations under this Agreement.

     Voting Arrangements. Effective upon the execution of the Stock Purchase Agreement, each Stockholder appointed Massimo Candela, President of Parent, and Greg Byrne, an independent financial consultant who assisted Parent in connection with certain aspects of the transaction, and each of them, as proxies, (a) to vote the Shares at any meeting of stockholders of the Company or any adjournment or adjournments thereof or (b) to execute and deliver consents with respect to the Shares upon any and all such matters as each such proxy or his substitute shall in his sole discretion deem proper. Effective upon the execution and delivery of the Stock Purchase Agreement, each Stockholder agreed to vote the Shares in favor of the approval of the Merger and adoption of the Merger Agreement at any meeting of stockholders of the Company or any adjournment or adjournments thereof and in opposition to any transaction or action inconsistent with the Merger or the Merger Agreement and, if requested by Merger Sub, to execute and deliver a consent to the approval of the Merger and adoption of the Merger Agreement and in opposition to any transaction or action inconsistent with the Merger or the Merger Agreement.

     Representations and Warranties of the Stockholders. Pursuant to the Stock Purchase Agreement, each Stockholder has made certain representations and warranties to Merger Sub, including representations relating to: ownership of the Shares; legal capacity, power and authority; due authorization and execution, enforceability; absence of conflicts; title to Shares; consents; and certain tax matters.

     Representations and Warranties of Merger Sub. Pursuant to the Stock Purchase Agreement, Merger Sub has made certain representations and warranties to the Stockholders, including representations relating to: power and authority to execute and consummate the transactions contemplated by the Stock Purchase Agreement; and due authorization and enforceability.

     Termination. The Stock Purchase Agreement will terminate immediately upon termination of the Merger Agreement in accordance with the terms of the Merger Agreement.

12.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     Purpose of the Offer. The purpose of the Offer is to acquire the entire equity interest in the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Merger Sub intends to consummate the Merger as promptly as practicable.

     The Company Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by Merger Sub pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by the affirmative vote of 66 2/3% of all outstanding Shares of Common Stock, as of the record date for the meeting called to vote on the merger.

     If the Minimum Condition is satisfied, Merger Sub will have sufficient voting power to approve the Merger Agreement at the Company stockholders' meeting without the affirmative vote of any other stockholder. If Merger Sub acquires at least 90% of the then outstanding Shares pursuant to the Offer and Stock Purchase Agreement, the Merger may be consummated without a stockholder meeting and without the approval of the Company's stockholders.

     Appraisal Rights. Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company will have the right to dissent and demand appraisal of their Shares under the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Merger Sub may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger. The preservation, exercise and perfection of appraisal rights requires strict adherence to the applicable provisions of the DGCL, which will be provided to Company stockholders that do not tender Shares into the Offer. Company stockholders who tender Shares into the Offer will not have appraisal rights.

     If any holder of Shares who demands appraisal rights under the DGCL fails to properly preserve, exercise and perfect or effectively withdraws or otherwise loses rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per share paid in the Offer only. A stockholder may withdraw demand for appraisal by delivering to us a written withdrawal of such demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

     Plans for the Company. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by Merger Sub pursuant to the Offer, Merger Sub currently intends to seek maximum representation on the Company Board, subject to the requirement in the Merger Agreement regarding the presence of Independent Directors on the Company Board until the Effective Time. Merger Sub currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

     It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth below or elsewhere in this Offer to Purchase, be continued substantially as they are currently being conducted. Following the Merger, Parent and its two partners in a pencil manufacturer have agreed to contribute their own interest in such company to the Company. Following such contribution to the Company, Parent will own 75.4% of the Company, and the two minority shareholders will own an aggregate of 24.6%. It is expected that Massimo Candela will become chairman and chief executive officer of the Company replacing the current co-chief executive officers.

     Except as described above or elsewhere in this Offer to Purchase, Merger Sub and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's dividend policy, capitalization or indebtedness, (iv) any change in the Company Board or management of the Company, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Merger Sub. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Merger Sub cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     Stock Quotation. The Shares are traded on the American Stock Exchange ("AMEX"). According to the American Stock Exchange's published guidelines, the Shares might no longer be eligible for inclusion on the American Stock Exchange if, among other things, the number of publicly held Shares falls below 200,000, the total number of public stockholders falls below 300 or the market value of publicly held Shares over a 90-consecutive business day period is less than $1,000,000. Shares held by officers, directors, controlling stockholders of the Company or their immediate families, ordinarily will not be considered to be publicly held for this purpose.

     If as a result of the purchase of Shares in the Offer or otherwise, the Shares cease to be traded on the American Stock Exchange, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Margin Regulations. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

     Securities Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Securities Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on the American Stock Exchange. Merger Sub currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14.  CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Merger Sub's right to extend and amend the Offer as permitted by the Merger Agreement and subject to any applicable rules and regulations of the SEC, including Rule 14e(1)(c) under the Exchange Act, Merger Sub shall not be required to accept for payment, or may delay the acceptance for payment of, any validly tendered Company Common Stock if:

          (i) by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1 of the Merger Agreement), the Minimum Condition shall not be satisfied, or

          (ii) any of the following events shall occur and be continuing as of the Expiration Date:

             (a) there shall be any judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") in effect preventing the consummation of the Offer;

             (b) since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Company and any of its Subsidiaries taken as a whole;

             (c) the Company's board of directors shall have (i) withdrawn or modified in a manner adverse to Parent and Merger Sub the Company Recommendation, (ii) recommended any Acquisition Proposal, or (iii) resolved to do any of the foregoing of this subsection (c);

             (d) any representation or warranty of the Company contained in the Agreement that is qualified as to materiality shall not be true and complete in all respects or any representation or warranty of the Company contained in the Agreement that is not so qualified shall not be true and complete in all material respects, in each case as of the time the Offer otherwise would expire (provided that, to the extent any such representation or warranty speaks as of a specified date, it need be true and complete only as of such specified date);

             (e) the Company shall have breached or failed, in any material respect, to perform or to comply with its covenants and other agreements to be performed or complied with by it under the Agreement;

             (f) all consents, permits and approvals of Governmental Entities and other Persons necessary to permit Merger Sub to purchase the shares of Company Common Stock validly tendered and not withdrawn shall not have been obtained other than those the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; provided that in no event shall any consent of any kind of the Company's lenders be a condition to consummation of the Offer; or

             (g) the Agreement shall have been validly terminated in accordance with its terms.

          (iii) any of the following have occurred and continue to exist (A) any general suspension of trading in, or limitation on prices for, securities on any major United States stock exchange or market, (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (C) any material limitation (whether or not mandatory) by any United States Federal or United States state or governmental authority or agency on the extension of credit by banks or other financial institutions;

          (iv) the Company has not filed with the SEC its Form 10-K for the year ended September 30, 2004, accompanied by certifications, without qualification, required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; or

          (v) the Company's shareholders who are party to a Stock Purchase Agreement with Parent and Merger Sub shall have failed to sell their stock pursuant to such Stock Purchase Agreement.

          (vi) the number of shares of Company Common Stock validly tendered and not withdrawn prior to the final expiration of the Offer, together with the shares of Company Common Stock then beneficially owned by the Parent or its Affiliates, (including, without limitation, the shares of Company Common Stock to be sold to Merger Sub pursuant to the Stock Purchase Agreement), represents less than 90% of the shares of Company Common Stock then outstanding and the Schedule 14C Information Statement, as filed with the SEC, would not be permitted by applicable SEC rules to be mailed to the Company's stockholders immediately after the Offer is consummated and the Stockholders' Written Consent is delivered to the Company.

     The foregoing conditions are for the benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to such condition, and except for the Minimum Condition may be waived by Parent or Merger Sub in whole or in part at any time and from time to time, subject in each case to the terms of the Merger Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Merger Sub is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 15, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Merger Sub is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Merger Sub's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Merger Sub as contemplated herein. A notice filing must be made with the Mexican Antitrust Authority before Closing of the Offer. A notice filing must be made with Industry Canada within 30 days after Closing to report the indirect acquisition of a Canadian Subsidiary. Should any such approval or other action be required, Merger Sub currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Merger Sub does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Merger Sub to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 14 -- "Conditions of the Offer."

     State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states.

     In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Parent and Merger Sub are not aware of any state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Parent and Merger Sub or any of its affiliates and the Company, the Parent and Merger Sub will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Parent and Merger Sub might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Parent and Merger Sub might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Parent and Merger Sub may not be obligated to accept for payment or pay for any tendered Shares. See Section 14 - "Conditions of the Offer."

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company's Board approved for purposes of
Section 203 the entering into by the Parent and Merger Sub and the Company of the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to the Company, will not be applicable to the Parent or Merger Sub by virtue of such actions. In addition, the Company's Board approved for purposes of Section 203 the entering into of the Stock Purchase Agreement by Merger Sub and the stockholders of the Company who are parties thereto and the transactions contemplated thereby and has taken all appropriate action so that Section 203 with respect to the Company, will not be applicable to the Parent and Merger Sub by virtue of such action.

     United States Antitrust Law. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The Offer and the Merger are not subject to the filing and waiting period requirements of the HSR Act.

     Foreign Antitrust Law. The antitrust and competition laws of certain foreign countries may apply to the Offer and the Merger and filings and notifications may be required. Merger Sub and the Company are reviewing whether any such filings are required in connection with the Offer or the Merger and intend to make such filings promptly to the extent required. However, other than the filings with the Mexican Anti-Trust Authority and Industry Canada described above, Merger Sub does not currently believe that any such filings will be required.

     Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Merger Sub seeks to acquire the remaining Shares not held by it. Merger Sub believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

16.  FEES AND EXPENSES.

     Merger Sub has retained Registrar and Transfer Company to be the Depositary and MacKenzie Partners, Inc. to be the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

     The Depositary and the Information Agent each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     Merger Sub will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Merger Sub may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF MERGER SUB NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Merger Sub has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 -- "Certain Information Concerning the Company" above.

                                          PENCIL ACQUISITION CORP.

January 7, 2005

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             MERGER SUB AND PARENT

     1. Directors and Executive Officers of Parent. The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, and citizenship of each director and executive officer of F.I.L.A. -- Fabbrica Italiana Lapis ed Affini S.p.A., ("Fila") and of Torroanstalt S.A., the owner of approximately 80% of the share capital of Fila ("Torroanstalt"), are set forth below. Unless otherwise indicated below, the business address of each director and officer is c/o F.I.L.A. -- Fabbrica Italiana Lapis ed Affini S.p.A., Via Sempione, 2/C, 20016 Pero (MI), Italy. Unless otherwise indicated below, the business address of each officer and director of Torroanstalt is 5 Boulevard de la Foire, L-1528 Luxembourg. Massimo Candela beneficially owns 51% of the share capital of Torroanstalt. Where no date is shown, the individual has occupied the position indicated for the past five years. None of the directors and officers of Fila or Torroanstalt listed below has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

A. F.I.L.A. -- FABBRICA ITALIANA LAPIS ED AFFINI S.P.A., VIA SEMPIONE 2/C, 20016 PERO (MI), ITALY

                                                             PRINCIPAL OCCUPATION, FIVE YEAR EMPLOYMENT
NAME                                    TITLE                         HISTORY AND CITIZENSHIP
----                                    -----                ------------------------------------------
Alberto CANDELA...........  President and Director           President of FILA since 1979.
                                                             President of Omyacolor S.A., a French
                                                             subsidiary of Fila, (rue Nationale, 5124
                                                             St. Germain la Ville -- France) since May
                                                             2000. With rotation every three years,
                                                             President and Vice President of Interfila
                                                             S.r.l. (Viale Mille 3, 20051 Limbiate
                                                             (MI), a company organized under the laws
                                                             of Italy engaged in the business of
                                                             cosmetic pencils, from January 1992 until
                                                             September 2004.
                                                             Country of citizenship: Italy

Massimo CANDELA...........  Managing Director and Director   Managing Director of FILA since January
                                                             2004.
                                                             Director of Omyacolor S.A. since May 2000.
                                                             Managing Director of Papeleria
                                                             Mediterranea S.L., a Spanish subsidiary of
                                                             Fila (Passeig Fluvial 4, 8150 Paretes del
                                                             Valles Barcelona -- Spain) since April
                                                             2000.
                                                             Director of CLAC Ltda, a company
                                                             participated by Fila (Manuel A. Matta,
                                                             1801 Quilicura Santiago -- Chile) since
                                                             July 2000.
                                                             Director of FILA from June 1992 until
                                                             December 2003. With rotation every three
                                                             years, Managing Director and simple
                                                             Director of Interfila from January 1992
                                                             until September 2004.
                                                             Country of citizenship: Italy

                                                             PRINCIPAL OCCUPATION, FIVE YEAR EMPLOYMENT
NAME                                    TITLE                         HISTORY AND CITIZENSHIP
----                                    -----                ------------------------------------------

Guido TRESOLDI............  Vice President and Director      Vice President of FILA since 1979.
                                                             Director of TORROANSTALT S.A. since June
                                                             1998.
                                                             CEO of Tecno-Tre di Guido Tresoldi (via
                                                             Soldino 28, 6900 Lugano -- Switzerland),
                                                             Advisor for international companies and
                                                             Trade, Business activities.
                                                             Country of citizenship: Switzerland

Simone Franco CITTERIO....  Director                         Director of FILA since June 2000.
                                                             General Manager of Euromobiliare Corporate
                                                             Finance S.p.A (via Turati 9, 20121
                                                             Milano -- Italy) since October 2002.
                                                             (Condirettore Centrale) Manager of Abax
                                                             Bank S.p.A. (corso Monforte 34, 20122
                                                             Milano) since November 2004.
                                                             Director of Euromobiliare Corporate
                                                             Finance S.p.A. from 1995 until September
                                                             2002.
                                                             Country of citizenship: Italy

Sauro ALBERTINI...........  Director                         Director of FILA since 1979.
                                                             CEO of Albe, Lugano, Financial Advisor of
                                                             Deutsche Bank (Switzerland) Ltd.
                                                             Retired since 1980.
                                                             Country of citizenship: Switzerland

Luca PELOSIN..............  Director                         Director of FILA since June 2002.
                                                             General Director of Omyacolor S.A. since
                                                             November 2004.
                                                             Consultant of Nuova Alpa Collanti S.r.l.
                                                             (via Berlinguer 28, 20060 Colnago (MI),
                                                             engaged in the glue business.
                                                             Consultant of FILA from January 2002 until
                                                             June 2002.
                                                             Country of citizenship: Italy

Amedeo NODARI.............  Director                         Director of FILA since September 1999.
                                                             President of Board of Directors of P.B.
                                                             S.r.l. (piazza Scala 6, 20121 Milano),
                                                             holding company indirectly owning company
                                                             in the business of motorbikes since
                                                             September 2003.
                                                             Director of TURISMO E IMMOBILIARE S.p.A.
                                                             (via Brera 16, 20121 Milano), engaged in
                                                             the business of real estate investments in
                                                             the tourism sector since November 2004.
                                                             Manager of Banca Intesa S.p.A. (piazza
                                                             Scala 6, 20121 Milano), Direzione
                                                             Corporate, Responsabile Partecipazioni
                                                             Istituzionali ("corporate director,
                                                             responsible for institutional
                                                             participations') since 1999.
                                                             Manager of Banca Intesa S.p.A. since
                                                             February 1996.
                                                             Country of citizenship: Italy

B.  TORROANSTALT S.A., 5 BOULEVARD DE LA FOIRE, L-1528 LUXEMBOURG

                                                             PRINCIPAL OCCUPATION, FIVE YEAR EMPLOYMENT
NAME                                    TITLE                         HISTORY AND CITIZENSHIP
----                                    -----                ------------------------------------------
John SEIL.................             Director              Director of Torroanstalt S.A. since June
                                                             1998.
                                                             Partner of BDO, Compagnie Fiduciaire,
                                                             Luxembourg.
                                                             Independent auditor, public accountant and
                                                             tax advisor.
                                                             Country of citizenship: Luxembourg

Luc HANSEN................             Director              Director of Torroanstalt S.A. since June
                                                             2000.
                                                             Partner of BDO, Compagnie Fiduciaire,
                                                             Luxembourg.
                                                             Independent auditor, public accountant and
                                                             tax advisor.
                                                             Country of citizenship: Luxembourg

Nico SCHAFFER.............             Director              Director of Torroanstalt S.A. since June
                                                             2000.
                                                             Lawyer in Luxembourg, Partner of Law Firm
                                                             Schaeffer Hengel & Associates, Luxembourg.
                                                             Country of citizenship: Luxembourg

Fausto ORTELLI............             Director              Director of Torroanstalt S.A. since June
                                                             1998.
                                                             CEO of SCA, Studio commercialisti
                                                             associati SA, Lugano.
                                                             Independent auditor, public accountant and
                                                             tax advisor.
                                                             Country of citizenship: Switzerland

Guido TRESOLDI............             Director              Vice President of FILA since 1979.
                                                             Director of Torroanstalt S.A. since June
                                                             1998.
                                                             CEO of Tecno-Tre di Guido Tresoldi (via
                                                             Soldino 28, 6900 Lugano -- Switzerland),
                                                             Advisor for international companies and
                                                             Trade, Business activities.
                                                             Country of citizenship: Switzerland

     2. Directors and Executive Officers of Merger Sub. The name and position with Merger Sub of each director and officer of Merger Sub are set forth below. The business address, principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

NAME                                                         TITLE
----                                                         -----
Alberto CANDELA...........................   Chairman and Director
Massimo CANDELA...........................   President, Secretary and Director
Luca PELOSIN..............................   Vice President, Treasurer and Director

     Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required, documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary to one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                         REGISTRAR AND TRANSFER COMPANY

                   By Mail:                           By Hand and Overnight Delivery:
        Registrar and Transfer Company                 Registrar and Transfer Company
                 P.O. Box 645                                10 Commerce Drive
              Cranford, NJ 07016                             Cranford, NJ 07016

     Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer:

                    The Information Agent for the Offer is:

                         (MACKENZE PARTNERS, INC. LOGO)
                               105 Madison Avenue
                            New York, New York 10016
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                          CALL TOLL-FREE (800)322-2885